UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2021

Transphorm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55832	82-1858829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices, including zip code)
(805) 456-1300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On May 18, 2021, Transphorm, Inc. (the “Company”) entered into a series of agreements with Nexperia B.V. (“Nexperia”). These included two new agreements (a strategic cooperation agreement and an option agreement), as well as amendments to the Company’s existing loan and security agreement, development and license agreement, and supply agreement with Nexperia. The following is a brief description of the terms and conditions of such agreements that are material to the Company. This description does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the applicable agreement, each of which will be filed in the future with the Company’s appropriate periodic report.

Strategic Cooperation Agreement

The strategic cooperation agreement serves as a framework agreement that describes the numerous agreements between the parties and provides Nexperia with information rights and inspection rights with respect to the Company’s business.

Option Agreement

The option agreement establishes the parameters pursuant to which Nexperia, in certain limited instances, is permitted to exercise an option (the “Option”) to acquire Transphorm Japan Epi, Inc. (“TJE”), a Japanese subsidiary of the Company through which the Company is engaged in the development, manufacturing and sales of gallium nitride (“GaN”) based epitaxial wafer products. In general, the Option is exercisable upon (1) certain acquisitions of securities or assets of the Company or its subsidiaries by a Competitor (as defined in the option agreement) that results in the Company, directly or indirectly, owning less than a majority of TJE, which acquisition is followed by any material breach (that is not cured within a specified time period) by the Company or a subsidiary of its obligations with respect to epiwafer supply to Nexperia under the Company’s amended and restated supply agreement (the “Supply Agreement”) with Nexperia, or (2) the unilateral termination by the Company of the Supply Agreement. The option agreement also establishes the material terms, including price and timing, for the exercise of the Option by Nexperia. The Option terminates (1) if the Option is not exercised by Nexperia prior to the date on which the option agreement terminates, or (2) on the first to occur of (a) the termination of the option agreement upon written agreement of the parties, (b) the mutual termination or expiration of the Supply Agreement, or (c) the first to occur of (i) two years following the date on which the Company notifies Nexperia of epiwafer qualification of a second source and (ii) April 1, 2028.

In connection with the option agreement, the Company has also amended and restated its existing intracompany license agreement with TJE to clarify Nexperia’s rights upon exercise of the Option.

Amendment to Loan and Security Agreement

Transphorm Technology, Inc. (“Borrower”) is party to that certain Loan and Security Agreement, dated as of April 4, 2018, between Borrower and Nexperia as lender (as amended, the “Loan Agreement”). The Company and Nexperia entered into Amendment No. 6 to the Loan Agreement, pursuant to which the Loan Agreement was amended to (1) extend the maturity date for the Tranche C Loans (as defined in the Loan Agreement) to the earlier of April 4, 2023 and the occurrence of specified change of control events, (2) add the Company as a guarantor of Borrower’s obligations under the Loan Agreement, and (3) convert the outstanding $2.0 million Tranche B-1 Loan (as defined in the Loan Agreement) into a Tranche C-1 Loan, which Tranche C-1 Loan has the same terms and conditions as the existing Tranche C Loans.

Amended and Restated Development and License Agreement

The Company entered into an amended and restated development and license agreement (the “DLA”) with Nexperia, pursuant to which the Company agreed to develop and transfer to Nexperia certain manufacturing process technologies to enable Nexperia to manufacture GaN-based products at Nexperia’s facilities. These technologies to be transferred included the Company’s Gen-3, Gen-4 (Tranche A), and Gen-5 (Tranche B) process technologies, but do not include the Company’s Epi Process Technology (as defined in the DLA). Nexperia also agreed to provide funding for the development of such technologies in return for limited exclusivities in automotive and other fields. Nexperia’s rights now include sale of products in the automotive field in Japan along with Transphorm’s rights for sale of products in the automotive field in Japan which remain in place. As per the original agreement, after April 2023, Nexperia’s exclusive rights for sale of products in the automotive field outside of Japan terminate. In addition, the parties have clarified the ability of Nexperia’s customers to use products developed by Nexperia through exercise of its rights under this agreement.

Amended and Restated Supply Agreement

The Company entered into the Supply Agreement with Nexperia, which sets forth the terms under which Nexperia may purchase epiwafers and processed wafers from the Company, and the Company may purchase processed wafers from Nexperia. The agreement specifies that Nexperia is the Company’s priority customer with respect to epiwafers manufactured by TJE and, accordingly, has preferred utilization of extra capacity, and further specifies procedures to address expansion of the Company’s epiwafer manufacturing capacity and Nexperia’s obligations with respect thereto. The term of the Supply Agreement was extended until December 31, 2025, with automatic one year renewals thereafter, and the Company may not terminate the Supply Agreement while the Option Agreement is in effect.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transphorm, Inc.

Dated: May 24, 2021	By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer